Exhibit 99.1

FOR IMMEDIATE RELEASE
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       BSD MEDICAL COMMENTS ON FDA WARNING LETTER REGARDING CLINICAL STUDY

SALT LAKE CITY, Utah, March 7, 2007--BSD Medical Corporation (AMEX:BSM) stated today that it has received a warning letter from the Food and Drug Administration (FDA), the principal observations of which relate to errors in the conduct of the clinical study at a single investigational site. The warning letter addresses three general areas--monitoring, securing investigator compliance with the protocol and reporting.

The concerns outlined by the FDA are limited to clinical study conduct and have nothing to do with the safety, efficacy, quality, design or manufacture of BSD's equipment. The research data from this site have not been used to seek FDA approval for any BSD product, nor have data from the site been otherwise used by BSD to statistically support the efficacy of BSD systems in treating patients. Research at the site was not funded by BSD. The research site has been closed to treating patients since August 31, 2006. BSD has submitted a PMA application for the BSD-2000 based on a pivotal study conducted in Europe, and this study is not the subject of the letter.

BSD intends to provide the FDA with a complete report of the actions taken and procedures implemented to address the deficiencies noted by the FDA in its letter. BSD is committed to operating in full compliance with applicable FDA regulations and expects that the actions taken and the systems and procedures implemented in response to the FDA's letter will strengthen the company's clinical research going forward.

BSD Medical Corp. is a leading developer of systems used to deliver precision-focused thermal treatments for cancer. For further information visit BSD Medical's website at www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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